                                                                    EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



     We consent to the reference to our firm under the caption "Experts" in this Post-Effective Amendment No. 6 to the Registration Statement on Form F-3 and related Prospectus (File No. 333-113344) of Amdocs Limited for the registration of $450.0 million principal amount of 0.50% Convertible Senior Notes due 2024 (the "Notes") and the ordinary shares, L0.01 par value, of the Company issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated October 28, 2004, with respect to the consolidated financial statements and schedule of Amdocs Limited, included in its Annual Report on Form 20-F for the year ended September 30, 2004, filed with the Securities and Exchange Commission on December 30, 2004.



                                          /s/  Ernst & Young



New York, New York


May 10, 2005